                            STOCK PURCHASE AGREEMENT


              This Stock Purchase Agreement (this "Agreement") is made and entered into as of May 1, 1998 by and among VALUE CITY DEPARTMENT STORES, INC., an Ohio corporation ("Buyer"), and SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation ("SSC"), NACHT MANAGEMENT INC., an Ohio corporation ("Nacht"). SSC and Nacht are collectively referred to herein as "Sellers".

              A. Nacht owns 205.2524 shares of the common stock, without par value ("Company Common Stock"), of Shonac Corporation, an Ohio corporation (the "Company"), representing 50% of the issued and outstanding shares of the Company Common Stock. SSC owns 204.8418952 shares of Company Common Stock, representing 49.9% of the issued and outstanding shares of the Company Common Stock. The Ohio State University owns 0.4105048 shares of Company Common Stock, representing 0.1% of the outstanding shares of the Company Common Stock.

              B. The Company owns and operates, as licensee, the shoe departments in the chain of off-price department stores owned by Buyer and the shoe departments in two Valley Fair stores and, directly or through its wholly-owned subsidiary, owns and operates two chains of retail footwear outlets under the names DSW Shoe Warehouse and Crown Shoe ( all of the foregoing collectively, the "Business").

              C. Sellers desire to sell all of their 410.0942952 shares of Company Common Stock, representing 99.9% of the issued and outstanding shares of the Company Common Stock (the "Shares"), to Buyer and Buyer desires to purchase the Shares from Sellers, all on the terms and conditions set forth herein.

              NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                           SALE AND PURCHASE OF SHARES

              Section 1.1. Sale and Purchase of Shares. Upon the terms and subject to the conditions hereinafter set forth, Sellers agree to sell, transfer, assign and deliver the Shares to Buyer, and Buyer agrees to purchase the Shares from Sellers, free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

              Section 1.2. Delivery of Shares. At the Closing (as defined in
Section 3.1 hereof), Sellers shall deliver to Buyer all of the share certificates representing the Shares duly endorsed in blank or otherwise in transferable form satisfactory to Buyer.


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                                   ARTICLE 2.
                                 PURCHASE PRICE

              Section 2.1. Purchase Price. The purchase price (the "Purchase Price") for all 410.0942952 of the Shares shall be a total of Ninety-Nine Million Nine Hundred Thousand Dollars ($99,900,000) in cash.

              Section 2.2. Payment. The Purchase Price shall be paid by a wire transfer from Buyer in the total amount of the Purchase Price to Sellers at the Closing, with $50,000,000 of the Purchase Price being paid to Nacht and $49,900,000 of the Purchase Price being paid to SSC, in each case with interest on such amounts from the Effective Time through the date of payment at the rate of eight and one-half percent (8.5%) per annum.


                                   ARTICLE 3.
                                  THE CLOSING

              Section 3.1. The Closing. This transaction shall be closed (the "Closing") at 10:00 a.m., local time, on Friday, May 8, 1998 (the "Closing Date") at the offices of Porter, Wright, Morris & Arthur, Columbus, Ohio or at such other time and place as the parties may agree upon in writing, and shall be effective as of 12:01 a.m., Columbus, Ohio time, on May 3, 1998 (the "Effective Time").

              Section 3.2. Buyer's Obligations at the Closing. At the Closing, Buyer shall deliver to Sellers:

                    (a) The payment of the Purchase Price, plus interest, as provided in Section 2.2; and

                    (b) A certificate of the Chief Executive Officer of Buyer in form reasonably satisfactory to Sellers stating that the representations and warranties of Buyer set forth in Article 5 are true and correct as of the Closing Date.

              Section 3.3. Sellers' Obligations at the Closing. At the Closing, Sellers shall deliver to Buyer:

                    (a) The certificates representing the Shares duly executed in blank as provided in Section 1.2 above; and

                    (b) A certificate of Sellers in form satisfactory to Buyer stating that the representations and warranties of Sellers set forth in Article 4 are true and correct as of the Closing Date.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

              Sellers hereby represent and warrant to Buyer that, except as set forth on the Disclosure Schedule delivered by Sellers to Buyer in connection with this Agreement (the "Disclosure Schedule"), but, with respect to any specific representation and warranty, only to the extent that it would be reasonably apparent that a reference on the Disclosure Schedule relates to such representation and warranty:

              Section 4.1. Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries (as such subsidiaries are listed on the Disclosure Schedule) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in connection with the Company or a subsidiary, the term "Material Adverse Effect" means any change or effect that, either individually or in the aggregate with all other changes or effects, is materially adverse to the assets, business, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries taken as a whole.

              Section 4.2. Articles of Incorporation and Code of Regulations. The Company has heretofore furnished to Buyer a complete and correct copy of the articles of incorporation and the code of regulations of the Company as currently in effect. Such articles of incorporation and code of regulations are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its articles of incorporation or code of regulations. As used in this Agreement, reference to the delivery of documents by Sellers to Buyer shall include delivery of such documents by Sellers to counsel for Buyer.

              Section 4.3. Capitalization. The authorized capital stock of the Company consists of 500 shares of Company Common Stock. As of April 15, 1998,
410.5048 shares of Company Common Stock were issued and outstanding, fully paid and nonassessable, all of which were validly issued to Sellers and The Ohio State University and were issued free of preemptive (or similar) rights. The Company has not issued or reserved for issuance: (a) any shares of capital stock or other voting securities of the Company or any of its subsidiaries, other than the Shares, (b) any options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries, or (c) any equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (clauses (a), (b) and (c) collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. There are no options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its subsidiaries to which the Company or any of its subsidiaries is a party. The Company has delivered to Buyer prior to the date hereof a true and complete list of the subsidiaries and associated entities of the Company which evidences, among other things, the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or associated entities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is set forth on Section 4.3 of the Disclosure Schedule.

              Section 4.4. Authority Relative to this Agreement; Title to the Shares. Each Seller has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Sellers and, assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any Seller is necessary to authorize this Agreement or to consummate the transactions contemplated under this Agreement. At the Effective Time, Sellers shall own and transfer the Shares to Buyer free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

              Section 4.5. No Conflict; Required Filings and Consents.

                    (a) The execution, delivery and performance of this Agreement by each of the Sellers does not and will not: (i) conflict with or violate the articles of incorporation or code of regulations of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses
(i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except (A) in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) in the case of clause (iii), other than as set forth in
Section 4.5 of the Disclosure Schedule.

                    (b) The execution, delivery and performance of this Agreement by the Sellers and the consummation of the stock purchase pursuant hereto (the "Stock Purchase") do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not reasonably be expected to (x) prevent or materially delay consummation of the Stock Purchase or (y) have a Material Adverse Effect.

              Section 4.6. Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              Section 4.7. Financial Statements.

                    (a) The Company has heretofore delivered or promptly will deliver to Buyer, each of the audited consolidated financial statements of the Company, including all related notes thereto, for each of the two fiscal years ended January 3, 1998 and will deliver to Buyer, at least five business days prior to the Closing, the unaudited financial statements of the Company consisting of a balance sheet of the Company as of April 4, 1998 and a statement of earnings of the Company for the three months then ended (the "Financial Statements"). The Financial Statements have been, and will be as of the Closing Date, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and will fairly present as of the Closing Date, the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

                    (b) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at April 4, 1998, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since April 4, 1998 and for liabilities that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              Section 4.8. Absence of Certain Changes or Events. Since April 4, 1998, except as contemplated by this Agreement or disclosed in Section 4.8 of the Disclosure Schedule, the Company and its subsidiaries have conducted their businesses only in the ordinary course and, since such date, there has not been
(i) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.

              Section 4.9. Absence of Litigation. Except as disclosed in Section
4.9 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the best knowledge of the Company or the Sellers, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity, that (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen, in the future could reasonably be expected to have a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, no officer, director or shareholder of the Company is a defendant in any litigation with respect to the performance of duties as an officer, director or shareholder of the Company under any federal or state law (including litigation under federal and state securities laws).

              Section 4.10. Properties.

                    (a) Section 4.10(a) of the Disclosure Schedule sets forth a complete and accurate list and description of all real property and interests in real property owned in fee by the Company (the "Owned Real Property"), such description including, for each parcel of Owned Real Property, the legal description and address thereof, the approximate acreage thereof, the use thereof, and the nature and square footage of any improvements thereon. Section 4.10(a) of the Disclosure Schedule also sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company (the "Leased Real Property"), such description including, for each Leased Real Property, an identification of the lease or sublease agreement therefor and any and all amendments, modifications, side letters pertaining to the lease terms (collectively, the "Leases"), default notices and material estoppel letters related thereto (true and complete copies of which have previously been delivered by the Company to Buyer), the names of the lessor and lessee (or sublessor or sublessee) thereunder (including whether the lessor thereunder is an affiliate of the Company, the title and date thereof, the location and approximate size of the premises leased thereunder, the rental and term thereunder, including any extension options, and the use of such premises. The Owned Real Property and the Leased Real Property shall be hereinafter collectively referred to as the "Real Property."

                    (b) The Company holds good and marketable fee or leasehold title (as the case may be) to the Owned Real Property and the Leased Real Property, free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances (as defined below). The Permitted Encumbrances do not and will not impair or adversely affect the current or contemplated (the term "contemplated," as used in this Section 4.10, meaning as identified in Section 4.10(a) of the Disclosure Schedule) use, occupancy or operation of any Real Property, or the business, operations, condition (financial or otherwise) or prospects of the Company. All aspects of the Real Property are in compliance with any and all restrictions and other provisions included in the Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Encumbrances. No part of the Real Property is subject to any building or use restrictions that would restrict or prevent the present or contemplated use and enjoyment of the Real Property, and the Real Property is properly and duly zoned for its current and contemplated use and is in all material respects a conforming use. As used herein, the term "Permitted Encumbrances" means those (i) liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens, or (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances, which are described or listed in Section 4.10(b) of the Disclosure Schedule.

                    (c) Section 4.10(c) of the Disclosure Schedule contains a complete and accurate list and description of all existing surveys, title insurance policies, title insurance, abstracts and other evidence of title in the Company's or Sellers's possession (true and complete copies of which have previously been delivered by the Company and Sellers to Buyer) covering the Real Property and all Permitted Encumbrances arising with respect to the Real Property since the issuance of such title insurance policies.

                    (d) All buildings, structures, improvements and fixtures located on, under, over or within the Real Property, and all other aspects of each parcel of Real Property, (i) are in good operating condition and repair and are structurally sound and free of any material defects; (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (iii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted, except for such violations of (i),(ii) or (iii) which, individually or in the aggregate with any other violation, could not reasonably be expected to have a Material Adverse Effect. There are no outstanding or threatened requirements by any insurance company which has issued an insurance policy covering any Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any Real Property, except for such requirements which, individually or in the aggregate with any other requirement, could not reasonably be expected to have a Material Adverse Effect.

                    (e) There is no pending or, to the best knowledge of the Company or the Sellers, threatened action or proceeding by any Governmental Entity for assessment or collection of taxes, impact fees or special assessments affecting any part of any Real Property, and no condemnation or eminent domain proceeding against any part of any Real Property is pending or, to the best knowledge of the Company or the Sellers, threatened, except for such actions or proceedings which, individually or in the aggregate with any other action or proceeding, could not reasonably be expected to have a Material Adverse Effect.

                    (f) Except for such circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse
Effect: (i) all of the Leases are valid, binding and in full force and effect and no Lease is subject to any pledge, lien, sublease, assignment, license or other agreement granting to any third party any interest in such Lease or any right to the use or occupancy of any Leased Real Property; (ii) the lessee under each Lease is now in possession of the applicable Leased Real Property and there is no pending or, to the best knowledge of the Company or the Sellers, threatened proceeding which might interfere with the quiet enjoyment of each tenant; (iii) to the best knowledge of the Company or the Sellers, there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Lease; (iv) the consummation of the transactions contemplated hereby does not require the consent of any lessor under any Lease and will not constitute a breach or default under any Lease; (v) the Company has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof; and (vi) the Leased Real Property either (A) is not subject to any mortgage, deed of trust or other lien which has priority over any Lease held by the Company, or (B) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the Company pursuant to which the lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder. As used herein, the term "lease" shall also include subleases, the term "lessor" shall also include any sublessor, and the term "lessee" shall also include any sublessee.

              Section 4.11. Employee Benefit Plans.

                    (a) Section 4.11(a) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation multiemployer plans within the meaning of ERISA Section 3(37), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any employee or former employee of the Company or any of its subsidiaries has, or could reasonably be expected to have, any present or future right to benefits or under which the Company or any subsidiary of the Company has, or could reasonably be expected to have, any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." Section 4.11 of the Disclosure Schedule also contains a true and complete description of all severance plans of the Company or any of its subsidiaries. No Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or is an "employee pension plan" within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA.

                    (b) With respect to each Company Plan, the Company has delivered or made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents described in this subsection (b); and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; and (C) actuarial valuation reports.

                    (c) With respect to all the Company Plans: (i) all Company Plans are in compliance with all applicable laws, including the Internal Revenue Code of 1986, as amended (the "Code") and ERISA, and including all filing and reporting requirements; (ii) the aggregate accumulated benefit obligations of each pension plan that is subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such pension plan (as of the date of such valuation), and no material adverse change has occurred with respect to the financial condition of such plan since such last valuation; (iii) each pension plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter; (iv) there is no pending or, to the knowledge of Sellers, threatened litigation or administrative agency proceeding relating to any Company Plan (other than benefit claims in the ordinary course);
(v) the Company has no obligations under any unfunded deferred compensation plans; (vi) neither the Company, its subsidiaries nor any entity that is treated as a single employer with the Company or its subsidiaries under Section 414(b),
(c), (m) or (o) of the Code (an "ERISA Affiliate") has incurred or reasonably expects to incur any lien or liability to the Pension Benefit Guaranty Corporation, any Pension Plan or otherwise under Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue) or under
Section 412 of the Code; and (vii) all contributions required to be made to any Company Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.

                    (d) Except as specifically contemplated by the agreements listed in Section 4.11(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any Company employee or director to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans.

                    (e) Except as specifically contemplated by the agreements listed in Section 4.11(d) of the Disclosure Schedule, none of the Company or any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company or any of its subsidiaries.

                    (f) All Company Plans covering foreign employees of the Company or any of its subsidiaries comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

                    (g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability to the Company.

              Section 4.12. Tax Matters. For purposes of this Section 4.12, any reference to the Company or its subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its subsidiaries. Except as disclosed in Section 4.12 of the Disclosure Schedule:

                    (a) All Tax Returns required to be filed by or with respect to the Company and its subsidiaries have been timely filed. The Company and its subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof or (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

                    (b) No material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries.

                    (c) Except as described in Section 4.12 of the Disclosure Schedule, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any subsidiary of the Company relating to Taxes is currently in force.

                    (d) No audit or other proceeding by any Governmental Entity has formally commenced and no specific notification has been given to the Company or any subsidiary of the Company that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any subsidiary of the Company or any Tax Return filed by or with respect to the Company or any subsidiary of the Company. No assessment of Tax has been proposed in writing against the Company or any subsidiary of the Company or any of their assets or properties.

                    (e) As of the Effective Time, neither the Company nor any of the subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement with any party other than exclusively the Company and its subsidiaries.

                    (f) There is no contract or agreement, plan or arrangement by the Company or any subsidiary of the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or its subsidiaries by reason of section 280G of the Code, as now in effect.

                    (g) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              Section 4.13. Environmental Laws. Except to the extent that any condition, individually or in the aggregate with any other condition, could not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and each of its subsidiaries complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any noncompliance or failure to possess any Environmental Permit has not resulted in, or could not reasonably be expected to result in, individually or in the aggregate, material liability under Environmental Laws; (b) no modification, revocation, reissuance, alteration, transfer, or amendment of any of the Environmental Permits, or any review by, or approval of, any third party of any of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Company and its subsidiaries following such consummation; (c) none of the Company and its subsidiaries has received any Environmental Claim, which has not been corrected or settled, and none of the Company and its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim; (d) none of the Company and its subsidiaries has assumed, contractually or by operation of law, any contractual liabilities or obligations under any Environmental Laws, other than under real estate purchases or leases entered into in the ordinary course of business; (e) to the best knowledge of the Company or the Sellers, there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in material liability to the Company or any of its subsidiaries under Environmental Laws, or that could reasonably be expected to materially increase the burden on the Company or any subsidiary of, complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (f) to the best knowledge of the Company or the Sellers, there is and has been no generation, treatment, recycling, storage, disposal or presence, for any reason whatsoever, of any Hazardous Materials or other conditions at or from any property owned, leased, operated or otherwise used by the Company or any subsidiary now or in the past that could reasonably be expected to give rise to material liability of the Company or any subsidiary under any Environmental Law; (g) to the best knowledge of the Company or the Sellers, there is not now nor has there ever been any migration from neighboring properties to, or in the direction of, any property owned, leased, operated or otherwise used by the Company or any subsidiary of any Hazardous Materials, nor is the Company aware of any threatened migration of any Hazardous Materials onto such property; (h) the Company has heretofore delivered to Buyer true and complete copies of all reports, surveys or evaluations of or with respect to the environmental condition of any property owned, leased, operated or otherwise used by the Company or any subsidiary now or in the past, which were prepared during the Company's or any subsidiary's ownership, lease, operation or other use of such property or are otherwise in the Company's possession, and has informed Buyer in writing of any work previously performed or now contemplated at any property owned, leased, operated or otherwise used by the Company or any subsidiary which in any way relates to the environmental condition thereof. For purposes of this Agreement, the following terms shall have the following meanings:

                    "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

                    "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

                    "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

                    "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants and contaminants regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

              Section 4.14. Labor Matters. Except as set forth in Section 4.14 of the Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor organization; (ii) to the knowledge of the Company or the Sellers, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its subsidiaries pending or, to the Company's or the Sellers's knowledge, threatened; (iv) to the knowledge of the Company or the Sellers, no material action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against the Company or any of its subsidiaries; (v) to the knowledge of the Company or the Sellers, no material grievance is pending or threatened against the Company or any of its subsidiaries; (vi) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (vii) no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company or the Sellers, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

              Section 4.15. Trade Names. The Company or its subsidiaries owns all rights to, or has the valid right to use, all domestic or foreign trademarks, trade names, brandmarks, brand names, copyrights, applications pending for trademarks or trade name registrations, and brandmarks or brand name registrations or copyright registrations and other proprietary rights ("Intellectual Property"), used by the Company and each of its subsidiaries in the conduct of its operations ("Company Intellectual Property"), in each case, free and clear of any liens, encumbrances or security interests, other than such encumbrances, restrictions and limitations imposed under license agreements which do not materially and adversely affect the Company's use thereof. The Company Intellectual Property includes all Intellectual Property that is necessary in the operation of the business of the Company and each of its subsidiaries as currently conducted. To the best knowledge of the Company and the Sellers, the use of the Company Intellectual Property by the Company and its subsidiaries does not infringe on the rights of any person, except for such infringement which, individually or in the aggregate with other infringements, could not reasonably be expected to have a Material Adverse Effect.

              Section 4.16. Affiliated-Party Transactions. Set forth in Section
4.16 of the Disclosure Schedule is an accurate and complete listing, as of the date hereof, of all contracts, leases, agreements or understandings, whether written or oral, between the Company or any of its subsidiaries on the one hand, and any affiliate or associate of the Company (other than its wholly-owned subsidiaries), on the other hand ("Affiliate Transactions"), that (a) require the Company or any of its subsidiaries to make annual expenditures in excess of $50,000, (b) require the Company or any of its subsidiaries to make total expenditures in excess of $100,000 or (c) are otherwise material to the Company or its subsidiaries. Section 4.16 of the Disclosure Schedule (i) identifies which Affiliate Transactions will and will not survive the Closing, and (ii) contains a complete and accurate summary of the material terms of the Affiliate Transactions which will survive the Closing. The terms of each Affiliate Transaction which will survive the Closing reflect terms no less favorable to the Company than terms which could have been obtained in arms-length transactions between unaffiliated parties.

              Section 4.17. Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any schedule or exhibit hereto made by Sellers, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 5.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer warrants and represents to and covenants with Sellers as follows:

              Section 5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), prospects or results of operations of Buyer and its subsidiaries taken as a whole.

              Section 5.2. Validity and Execution. Buyer has full legal right, capacity and power and all requisite authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, subject to approval of the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by Buyer by the board of directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

              Section 5.3. No Conflict; Required Filings and Consents.

                    (a) The execution, delivery and performance of this Agreement by Buyer does not and will not: (i) conflict with or violate the articles of incorporation or code of regulations of the Buyer or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected; except for any such conflicts, violations, breaches, defaults, liens or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

                    (b) The execution, delivery and performance of this Agreement by Buyer and the consummation of the Stock Purchase pursuant hereto do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (ii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not reasonably be expected to (x) prevent or materially delay consummation of the Stock Purchase or (y) have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

              Section 5.4. Compliance. Neither Buyer nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

              Section 5.5. Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any schedule or exhibit hereto made by Buyer, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 6.
                 CERTAIN OBLIGATIONS OF SELLERS PENDING CLOSING

              Section 6.1. Investigation. During the period from the date of this Agreement to the Closing Date (the "Due Diligence Period"), (a) Sellers shall cause the Company to permit Buyer and its authorized representatives to have full access to the Company's facilities during normal business hours, to observe the Business operations, to meet with the Company's officers and employees engaged in the Business, to contact the Company's auditors, to audit, examine and copy all files, books and records, and other documents and papers relating to the Company and the Business, and to perform such other due diligence procedures as it deems reasonably necessary or appropriate, and (b) Sellers shall cause the Company to provide to Buyer and its authorized representatives all information concerning the Company and the Business, and all information concerning the financial condition of the Company and the Business, that is reasonably requested by Buyer. Buyer shall not be obligated to consummate the transactions contemplated by this Agreement if it is not satisfied with its findings during the Due Diligence Period because of the discovery of a material adverse condition relating to the Business, operations, or financial condition of Company or because of a material misrepresentation by Sellers.

              Section 6.2. Conduct of the Business. Between the date of this Agreement and the Effective Time, except with the prior written consent of Buyer or as expressly set forth in the agreements listed in Section 4.16 of the Disclosure Schedule, Sellers shall and shall cause the Company and its subsidiaries to (i) conduct the Business in a diligent manner consistent with past practices and in the ordinary course, (ii) not make any change in the Company's and its subsidiaries business practices, (iii) not make any distribution by the Company or its subsidiaries or transfer assets of the Company or its subsidiaries or allow the Company or its subsidiaries to incur liabilities other than in the ordinary course, and (iv) use their best efforts to preserve the resources and organization of the Business intact, keeping available, the services of its current officers, employees, agents and representatives engaged in the Business, and maintaining the good will of its customers, suppliers and other persons and entities having business relations with the Company or its subsidiaries and the Business.

              Section 6.3. Acquisition Proposals. Between the date of this Agreement and the Effective Time, neither Sellers nor any of their representatives, agents or affiliates, shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any person, entity, or group (other than Buyer and its respective officers, employees, representatives and agents) concerning any sale of any of the Company or its subsidiaries or the Business, the assets of the Business, any sale of shares of capital stock or other securities of the Company or its subsidiaries, or any merger, consolidation or similar transaction involving the Company or its subsidiaries or the Business and the assets of the Business. Sellers shall immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by the Company or Sellers.

              Section 6.4. Advice of Changes. Between the date of this Agreement and the Effective Time, Sellers shall promptly advise Buyer, in writing, of any fact of which any of them obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement or in order to prevent any representation or warranty made by Sellers herein from being incorrect or misleading.

              Section 6.5. Reasonable Efforts. Sellers and Buyer shall use their reasonable efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date. Sellers and Buyer shall not take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

              Section 6.6. Tax Matters. Buyer shall not take, or cause to be taken, or permit to be taken, any action that would result in an election under
Section 338(h) of the Code with respect to the Company and/or the transactions contemplated by this Agreement.

                                   ARTICLE 7.
                              CONDITIONS TO CLOSING

              Section 7.1. Conditions to Sellers' Obligations. The obligations of Sellers to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

                    (a) The representations and warranties of Buyer contained in this Agreement shall be true and complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                    (b) Buyer shall have performed and complied with all
              covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

                    (c) Buyer shall have delivered all certifications and other documents required of it pursuant to this Agreement.

              Section 7.2. Conditions to Buyer's Obligations. The obligations of Buyer to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

                    (a) The representations and warranties of Sellers contained in this Agreement shall be true and complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                    (b) Sellers shall have performed and complied with all
              covenants and agreements required by this Agreement to be performed or complied with by any of them on or prior to the Closing Date;

                    (c) The Company shall have received the resignations of
              Stephen I. Nacht, Lynda S. Nacht, Victoria N. Hilbrands, Lauren N. Rackoff, Paul F. Rackoff, and Kirk A. Hilbrands as directors, officers, and employees of the Company and its subsidiaries, effective as of the Closing Date and on terms and conditions satisfactory to Buyer;

                    (d) Buyer shall have caused the Company to enter into
              mutually acceptable employment agreements with John C. Rossler, Raymond L. Blanton, Debra Ferree, and Michael Levison;

                    (f) Sellers shall have delivered all certifications and
              other documents required pursuant to this Agreement; and

                    (g) Buyer shall have completed its due diligence review of the Company to its satisfaction during the Due Diligence Period as provided in Section 6.1 confirming that there has been no material adverse change in the Company's financial condition or results of operations from those reflected in the Financial Statements;

                    (h) The board of directors of Buyer shall have approved this transaction after receipt by the special committee of such board of the opinion of an investment banking firm retained by it, that the transactions contemplated by this Agreement are fair, from a financial point of view, to the shareholders of Buyer other than SSC;

                    (i) The Buyer shall have received the proceeds of financing, on terms and conditions satisfactory to Buyer, to enable Buyer to fund its obligations hereunder;

                    (j) There shall not be pending by any Governmental Entity
              any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood, in the opinion of counsel to Buyer, of success) (i) challenging or seeking to restrain or prohibit the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or (iii) seeking to impose limitations on the ability of Buyer (or any designee of Buyer pursuant to this Agreement) or any shareholder of Buyer or the Company to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock.

              Section 7.3. Conditions to the Obligations of Both Parties. The obligations of Sellers and Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing of the following conditions:

                    (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated; and

                    (b) The Termination Agreements listed in Schedule 4.16 of
              the Disclosure Schedule shall have been executed and delivered by all parties thereto and remain in full force and effect.


                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

              Section 8.1 Termination. This Agreement may be terminated and the Stock Purchase contemplated hereby may be abandoned at any time prior to the Effective Time:

                    (a) By mutual written consent of Buyer and the Sellers;

                    (b) By Buyer or the Sellers if any court of competent jurisdiction, arbitrator or other Governmental Entity located or having jurisdiction within the United States or any country or economic region in which either the Sellers or Buyer, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Stock Purchase or any of the transactions contemplated by this Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable; or

                    (c) By Buyer or the Sellers if the Stock Purchase shall not have been consummated on or before May 8, 1998, provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Stock Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

              Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 8.3 and Section 9.1.

              Section 8.3. Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

              Section 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

              Section 8.5. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

              Section 8.6. Remedies/Specific Performance. Sellers recognizes that in the event Sellers wrongfully refuse to perform the provisions of this Agreement, monetary damages alone my not be adequate and Buyer shall, therefore, be entitled in such event to obtain specific performance of the terms of this Agreement, in which event Buyer shall also be entitled to recovery of reasonable attorneys' fees and other costs of enforcing its rights hereunder. In any action to enforce the provisions of this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or equity and Sellers further agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

              Section 9.1. Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate as of the Closing or upon the termination of this Agreement pursuant to Section 8.1, as the case may be except that the agreements set forth in Sections 8.2 and
8.3 and in Article 9 shall survive the Closing and shall survive termination of this Agreement.

              Section 9.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Buyer:
              Value City Department Stores, Inc.
              3241 Westerville Road
              Columbus, Ohio 43224
              Attention: Martin P. Doolan, President and CEO
              Fax: 614-478-3563
with copies to:
         Porter, Wright, Morris & Arthur       Buckingham, Doolittle & Burroughs
LLP

         41 South High Street                                         88 East Broad Street
         Columbus, Ohio 43215                                         Columbus, Ohio 43215-3506
         Attention:  Neil Bulman, Jr., Esq.                           Attention: Brent D. Rosenthal, Esq.
         Fax: 614-227-4492                                            Fax: 614-221-8590

if to the Sellers:
                  Nacht Management Inc.                               Schottenstein Stores Corporation
                  1675 Watkins Road                                   1800 Moler Road
                  Columbus, Ohio 43207                                Columbus, Ohio 43207
                  Attention: Stephen Nacht, President                 Attention: Thomas R. Ketteler, COO
                  Fax: 614-497-1356                                   Fax: 614-449-0225
with a copy to:
In the case of:   Nacht Management Inc.                               Schottenstein Stores Corporation
                  Schottenstein, Zox & Dunn                           1800 Moler Road
                  41 South High Street                                Columbus, Ohio 43207
                  Columbus, Ohio 43215                                Attention: Irwin A. Bain, Esq.,
                  Attention:  Fredrick L. Fisher, Esq.                          General Counsel
                  Fax: 614-464-1135                                   Fax: 614-443-0972

              Section 9.3. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "associate" of a person means (1) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate of which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries;

                  (c) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, wan-ants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended January 3, 1998 were prepared;

                  (f) "person" means an individual, corporation, partnership, association. trust. unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                  (g) "subsidiary" or "subsidiaries" of the Company, or any other person means any corporation, partnership, joint venture or other legal entity of which the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                  (h) "Significant Subsidiary" has the meaning set forth in Regulation S-X promulgated by the SEC.

         Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 9.5. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided, however the confidentiality provisions in paragraph (E) of the letter of intent, dated March 12, 1998, among the parties shall survive the execution of this Agreement and continue in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Buyer, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         Section 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 9.10. Further Assurances. At any time and from time to time after the Closing Date, at Buyer's request and expense, and without further consideration, Sellers shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Seller shall not take any action which is inconsistent with Seller's treatment for tax purposes of the entire Purchase Price as consideration for its purchase of the Shares.

         Section 9.11. Interpretation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

         Section 9.12. Termination of Shareholder Agreements. Each of the Sellers agree that effective on the Closing, the following agreements relating to the Sellers' ownership of the Company shall terminate and be of no further force and effect: Option Agreement, effective December 1, 1989; Amended and Restated Option Agreement effective January 1, 1990; Close Corporation Agreement, effective January 1, 1990; and Stock Restriction Agreement, effective December 31, 1989.

         IN WITNESS WHEREOF, Buyer and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:                                     SELLERS:

VALUE CITY DEPARTMENT                      NACHT MANAGEMENT INC.
STORES, INC.


By: _____________________________          By: _____________________________

Its: _____________________                 Its: _____________________

                                           SCHOTTENSTEIN STORES
CORPORATION

                                           By: _____________________________

                                           Its: _____________________